Exhibit 99.1

Conference call:	Today, August 9, 2011 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231 2911 or (415) 226 5356

Wave Q2 Software Licensing Net Revenues Rose 31% to Record $8.1M

Total Billings Rose 48% to $9.4M vs. Q2 ‘10; Cash Increased over 200% to $10.9M versus Year-end 2010 -

Lee, MA — August 9, 2011—Wave Systems Corp. (NASDAQ: WAVX), a leading provider of trusted computing software, today reported financial results for its second quarter (Q2) and six months ended June 30, 2011.

Wave’s Q2 ’11 total net revenues rose 26% to $8.1 million compared to $6.4 million in Q2 ’10, and rose 8% over Q1 ’11 total net revenues of $7.5 million.  This increase in total net revenue was primarily the result of a more than $2 million year-over-year increase in enterprise server software licensing revenues which more than offset a $0.2 million decrease in services revenue related to a U.S. Department of Defense contract that was completed in Q1 2011.  Wave’s licensing net revenues grew 31% in Q2 ’11 versus Q2 ’10 and increased 11% over Q1 ’11.  Q2 ’11 licensing net revenues included approximately $435,000 of enterprise server licensing revenue as a result of Wave achieving vendor specific objective evidence (VSOE) in Q1 ’11 for the fair value of the maintenance component of Wave’s software license agreements within its “small” customer class (orders of less than 5,000 licenses).  Having achieved VSOE for its “small” customer enterprise orders, Wave was able to record as earned licensing revenue the full value of the license component of such contracts during the quarter in which the orders were fulfilled.  For its “large” customer class (orders of 5,000 or more licenses) where VSOE has not yet been achieved, Wave continues to recognize the total billed for these license agreements as earned revenue ratably over their maintenance term which is typically twelve months.

Principally reflecting a $3.5 million enterprise order with BASF SE fulfilled on May 3, 2011, Q2 ’11 total billings rose 48% to $9.4 million as compared to $6.3 million in Q2 ’10, and rose 68% over Q1 ’11 total billings of $5.6 million.  The BASF order is a “large” class order and, as a result, Wave is recording the $2.8 million of licensing sales and initial maintenance for the period ended December 31, 2011 as earned revenue ratably in Q2 and over the remainder of 2011.  The contract balance of approximately $700,000 is for the 2012 maintenance term and will be recognized ratably during 2012.  BASF may cancel the 2012 maintenance renewal at any time prior to December 1, 2011.  Total net revenues are reconciled to total billings below.

During Q2 ’11 Wave continued to invest aggressively in both sales and marketing and R&D initiatives aimed at expanding Wave’s sales pipeline and product portfolios while continuing to promote global awareness of the benefits of trusted computing solutions.  In aggregate, SG&A and R&D expenses rose by approximately $0.4 million or 4% over Q1 ’11 levels and by approximately $2.8 million or 41% over Q2 ’10.  Wave has steadily increased its investment over the past three quarters in additional sales, marketing and engineering personnel and resources to support continued development of OEM engagements with Wave solutions, increased direct-sales activity with enterprise and government prospects and expanded development focused on new product features.

As a result of increased personnel and higher fair value calculations for stock options awarded primarily during Q1 ’11, Wave’s non-cash stock-based compensation expense increased 77% to $1.4 million in Q2 ’11 as compared to $0.8 million in Q2 ’10 and increased 16% as compared to $1.2 million in Q1 ’11.  Wave views stock-based compensation as an important component of its employee recruitment and retention strategies.

Reflecting higher revenues and a modest currency translation gain on a large enterprise order, offset by an increase in operating expenses, Wave recorded a Q2 ’11 net loss of $1.8 million, or $0.02 per basic and diluted share, compared with a Q2 ’10 net loss of $1.0 million, or $0.01 per basic and diluted share.  Wave’s Q1 ’11 net loss was $2.3 million, or $0.03 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding during Q2 ’11 and Q2 ’10 of 83.0 million and 80.3 million, respectively, and 82.2 million in Q1 ’11.

Wave recorded negative EBITDAS of $0.3 million in Q2 ’11 compared to negative EBITDAS of $0.1 million in Q2 ’10 and negative EBITDAS of $0.9 million in Q1 ’11.  Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense, in order to highlight its operational performance on a cash-flow basis.  A reconciliation of net loss to EBITDAS is below.

Wave’s cash position showed further improvement in Q2 ’11 principally due to the receipt of $3.8 million (adjusted for currency translation) for an enterprise order.  As of June 30, 2011, Wave’s cash and cash equivalents rose to $10.9 million as compared to $9.7 million at March 31, 2011 and $3.6 million at December 31, 2010.  As of June 30, 2011, Wave’s total current assets were $14.8 million and total current liabilities — including $7.8 million of deferred revenue — were $11.6 million.

“Throughout Q2, there were a number of high-profile network and data breaches on the global stage. The most significant of these being the compromise of a leading security token solution relied upon by a large number of Fortune 500 enterprises,” commented Steven Sprague.  “As these kinds of events continue to occur and receive broad media attention, we have seen an increase in interest and activity in trusted computing solutions.

“On the financial side, I’m pleased to report that we once again extended our track record of year-over-year and sequential quarterly growth in the second quarter.  Given the new global focus on cyber security and related concerns over the efficacy of proprietary, software-only solutions, we’ve chosen to expand our investments in maintaining our leadership position in the trusted computing space at a time when we believe that many governments and enterprises are re-examining their network and data security protocols.  We believe that there will continue to be receptivity to new approaches to security, such as those offered by Wave.

“But there remains much work to be done in communicating the security and ROI benefits of ‘off the shelf’ trusted computing solutions.  We are deploying substantial resources in sales and marketing to help promote this message internationally, with a particular focus on North America and on expanding our presence in the EMEA regions.  In addition, Wave will participate in the 2nd Annual NSA Trusted Computing Conference and Exposition September 20-22 in Orlando, FL, a forum sponsored by the NSA to educate public and private sector IT professionals on trusted computing solutions and how they are being used with success.”

Summary of Recent Progress/Developments:

•                  BASF Selects Wave in $3.5 Million Agreement to Protect Sensitive Data on Corporate Laptops (April 2011)

•                  Wave Releases EMBASSY® Protector. Designed to stop information leakage through endpoints and removable media, this addition to the EMBASSY line monitors real-time traffic and applies customized, granular security policies over all physical, wireless, and storage interfaces

•                  Northern Health and Social Care Trust of Northern Ireland selected self-encrypting drives (SEDs) managed by Wave to protect personal health information on laptops. Northern Trust cited lower upfront costs, faster deployment time and lower total cost of ownership in their selection. (May 2011).

•                  Wave Issues Guidance for Organizations Concerned with the Vulnerability of Authentication Tokens. Wave highlighted how incorporating device identity — in addition to user identity—can serve as a second layer of defense against cyber-attack.  The Trusted Platform Module (TPM), with the ability to create, sign and store keys, is uniquely suited for this function. (June 2011)

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Wave Systems Corp.	Jaffoni & Collins
Gerard T. Feeney, CFO	David Collins, Jennifer Neuman
413-243-1600	212-835-8500
info@wavesys.com	wavx@jcir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net revenues:
Licensing	$8,094,126	$6,201,955	$15,358,245	$11,895,475
Services	—	246,719	212,117	422,626
Total net revenues	8,094,126	6,448,674	15,570,362	12,318,101

Operating expenses:
Licensing	382,060	292,413	680,941	494,538
Services	—	166,728	74,047	316,263
Selling, general, and administrative	6,222,036	4,575,509	12,282,943	8,665,635
Research and development	3,548,726	2,376,690	6,847,513	4,563,999
Total operating expenses	10,152,822	7,411,340	19,885,444	14,040,435
Operating loss	(2,058,696)	(962,666)	(4,315,082)	(1,722,334)
Other income (expense):
Currency translation gain	231,368	—	231,368	—
Net interest expense	(753)	(4,208)	(2,054)	(8,716)
Total other income (expense)	230,615	(4,208)	229,314	(8,716)
Net loss	$(1,828,081)	$(966,874)	$(4,085,768)	$(1,731,050)

Loss per common share — basic and diluted	$(0.02)	$(0.01)	$(0.05)	$(0.02)

Weighted average number of common shares outstanding during the period	82,939,649	80,302,956	82,547,321	78,753,340

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Six months ended		Three months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010	March 31, 2011

Total net revenues	$8,094,126	$6,448,674	$15,570,362	$12,318,101	$7,476,236
Increase (decrease) in deferred revenue	1,258,300	(119,115)	(640,559)	(361,838)	(1,898,859)

Total billings (Non-GAAP)	$9,352,426	$6,329,559	$14,929,803	$11,956,263	$5,577,377

Net loss as reported	$(1,828,081)	$(966,874)	$(4,085,768)	$(1,731,050)	$(2,257,687)
Net interest expense	753	4,208	2,054	8,716	1,301
Income tax (benefit) expense	—	—	—	—	—
Depreciation and amortization	137,053	122,957	260,861	191,141	123,808
Stock-based compensation expense	1,389,622	786,729	2,583,505	1,359,892	1,193,883

EBITDAS (Non-GAAP)	$(300,653)	$(52,980)	$(1,239,348)	$(171,301)	$(938,695)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$10,850,321	$3,595,076
Accounts receivable, net of allowance for doubtful accounts of $-0- June 30, 2011 and December 31, 2010	3,571,623	11,594,549
Prepaid expenses	405,111	319,209
Total current assets	14,827,055	15,508,834
Property and equipment, net	686,451	507,247
Amortizable intangible assets, net	843,333	953,333
Other assets	114,488	114,469
Total Assets	16,471,327	17,083,883

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	3,762,767	4,399,579
Current portion of capital lease payable	69,372	66,770
Deferred revenue	7,813,470	8,454,029
Total current liabilities	11,645,609	12,920,378
Long-term portion of capital lease payable	81,385	116,734
Long-term deferred revenue	1,350,000	1,350,000
Total liabilities	13,076,994	14,387,112

Stockholders’ Equity:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 83,116,779 shares issued and outstanding in 2011 and 81,331,737 in 2010	831,168	813,317
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2011 and 2010	355	355
Capital in excess of par value	358,807,510	354,042,031
Accumulated deficit	(356,244,700)	(352,158,932)
Total Stockholders’ Equity	3,394,333	2,696,771
Total Liabilities and Stockholders’ Equity	$16,471,327	$17,083,883

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